                           EXCHANGE APPLICATIONS, INC.
                               D/B/A XCHANGE, INC.
                                 89 SOUTH STREET
                                BOSTON, MA 02111

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF EXCHANGE APPLICATIONS, INC.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Exchange Applications, Inc. (the "Company") will be held at the offices of Bingham Dana LLP, 16th Floor, 150 Federal Street, Boston, MA 02110, on Wednesday, February 27, 2002, at 10:00 a.m., local time, for the following purposes:

     1. To consider and act upon a proposed amendment to the Company's Certificate of Incorporation, if the Board of Directors determines that such action is in the best interests of the Company and its shareholders, to amend the Company's Certificate of Incorporation to effect any one of the following reverse stock splits (THIS PROPOSAL NO. 1 WILL BE IMPLEMENTED ONLY IN LIEU OF, AND NOT IN CONJUNCTION WITH, PROPOSAL NO. 2 BELOW):

                  (a) ten-for-one (10:1) reverse stock split,
                  (b) twenty-for-one (20:1) reverse stock split,
                  (c) thirty-for-one (30:1) reverse stock split, or
                  (d) forty-for-one (40:1) reverse stock split.

     2. To consider and act upon a proposed amendment to the Company's Certificate of Incorporation, if the Board of Directors determines that such action is in the best interests of the Company and its shareholders, to increase the number of authorized shares of Common Stock that the Company is authorized to issue from 150,000,000 to 400,000,000 (THIS PROPOSAL NO. 2 WILL BE IMPLEMENTED ONLY IN LIEU OF, AND NOT IN CONJUNCTION WITH, PROPOSAL NO. 1 ABOVE);

     3. To ratify the action of the Board of Directors in amending the 1998 Stock Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder from 9,400,000 to 47,400,000;

     4. To approve the issuance of shares of common stock upon conversion of shares of Series A Convertible Redeemable Preferred Stock; and

     5. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

       The Board of Directors has fixed the close of business on January 9, 2002 as the record date for the determination of shareholders entitled to notice of, and to vote at, the

Special Meeting of Shareholders and any adjournments or postponements thereof. Accordingly, only shareholders of record at the close of business on January 9, 2002 will be entitled to notice of, and to vote at, such meeting or any adjournments thereof.

                                           By order of the Board of Directors

                                           /s/ J. CHRISTOPHER WAGNER
                                           -------------------------------------
                                           J. CHRISTOPHER WAGNER
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER
January 23, 2002



--------------------------------------------------------------------------------
NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE ACCOMPANYING PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE PRE-ADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON.
--------------------------------------------------------------------------------

                           EXCHANGE APPLICATIONS, INC.
                               D/B/A XCHANGE, INC.
                                 89 SOUTH STREET
                                BOSTON, MA 02111

                                 ---------------

                                 PROXY STATEMENT
                         SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 27, 2002

                                 ---------------

                               GENERAL INFORMATION


PROXY SOLICITATION

     This Proxy Statement is furnished to the holders of the common stock, $.001 par value per share ("Common Stock"), of Exchange Applications, Inc. d/b/a Xchange, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Special Meeting of Shareholders to be held on February 27, 2002 (the "Meeting"), or at any adjournment or postponement thereof, pursuant to the accompanying Notice of Special Meeting of Shareholders. The purposes of the Meeting and the matters to be acted upon are set forth in the accompanying Notice of Special Meeting of Shareholders. The Board of Directors knows of no other business that will come before the Meeting.

     This Proxy Statement and proxies for use at the Meeting will be first mailed to shareholders on or about January 23, 2002, and such proxies will be solicited chiefly by mail, but additional solicitations may be made by telephone or telegram by the officers or regular employees of the Company. The Company may enlist the assistance of brokerage houses in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing proxy material, will be borne by the Company.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Meeting and a return envelope for the proxy are enclosed. Shareholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve Proposal Nos. 1, 2, 3 and 4 as set forth in the accompanying Notice of Special Meeting of Shareholders and in accordance with their best judgment on any other matters that may properly come before the Meeting.

RECORD DATE AND VOTING RIGHTS

     Only shareholders of record at the close of business on January 9, 2002 are entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. As of January 9, 2002, the Company had outstanding 34,373,820 shares of Common Stock, each of which is entitled to one vote upon the matters to be presented at the Meeting. Additionally, there are currently outstanding 5,325,645 shares of Series A Convertible Redeemable Preferred Stock, $0.001 par value per share ("Preferred Stock"), each of which is entitled to vote upon matters presented at the Meeting on an "as-if" converted basis. The shares of Preferred Stock are currently convertible into 6,488,781 shares of Common Stock. The presence, in person or by proxy, of a majority of the issued and outstanding shares of Common Stock and Preferred Stock (treated for voting purposes on an "as if" converted basis) will constitute a quorum for the transaction of business at the Meeting. Proposal Nos. 1 and 2, approval of amendment to the Company's Certificate of Incorporation, requires the affirmative vote of holders of a majority of the outstanding shares of the Company's voting stock. All other matters submitted to the shareholders will require the affirmative vote of a majority of shares present in person or by proxy at which a quorum is present, as required under Delaware law for approval of prososals presented to shockholders. Votes withheld, abstentions, and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the Meeting. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on one or more proposals because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

     Shareholders of the Company are requested to complete, sign, date and promptly return the accompanying Proxy Card in the enclosed postage-prepaid envelope. Shares represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy. If a properly executed proxy is submitted and no instructions are given, the proxy will be voted for the election of each of the three proposals in this Proxy Statement. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of January 9, 2002 of (i) each director of the Company, (ii) the Company's Chief Executive Officer and its other four most highly compensated executive officers, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock. As of January 9, 2002, 34,373,820 shares of Common Stock were outstanding. Additionally, the outstanding 5,325,645 shares of Preferred Stock are each entitled to vote upon matters presented at the Meeting on an "as-if" converted basis. The Preferred Stock is currently convertible into 6,488,781 shares of Common Stock.


                                                            AMOUNT AND NATURE OF                PERCENTAGE OF
                                                            BENEFICIAL OWNERSHIP            OUTSTANDING SHARES OF
         NAME **                                            OF COMMON STOCK (1)            COMMON STOCK OWNED (1)
         ----                                               -------------------            ----------------------


Andrew J. Frawley (2) ...........................               3,005,483                           8.3%

Ramanan Raghavendran (3)..........................                  2,500                           *

Dean F. Goodermote (4) ..........................                  42,500                           *

Deven Parekh (5).............................                  42,819,934                          55.6%

J. Chris Wagner...........................                              0                           *

N. Wayne Townsend (6)....................                         193,463                           *

F. Daniel Haley (7)..............................                 243,752                           *

Tony Heywood (8)...........................                       168,755                           *

THK Private Equities (9)...............                        21,468,917                          38.4%

Boston Pipes, LLC (10).....................                    13,418,073                          28.1%

InSight Venture Partners (11).............                     42,819,934                          55.6%

All directors and executive
  officers as a group (twelve
  persons).......................................              46,554,695                          58.7%


*     Indicates less than 1% of the outstanding shares of Common Stock.

** Addresses are given only for beneficial owners of more than 5% of the outstanding shares of Common Stock.

(1) Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following January 9, 2002 are deemed outstanding. However, such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Includes 343,602 shares of Common Stock subject to options that are exercisable within 60 days of January 9, 2002 and 1,341,807 shares of Common Stock subject to conversion of debentures within 60 days of January 9, 2002. Pursuant to a Securities Purchase Agreement entered into with the Company on August 29, 2001, Mr. Frawley controls 20% Senior Secured Subordinated Convertible Debentures upon which interest accrues at a rate of 20 percent per annum and which are convertible into Common Stock in an amount equal to 103 percent of the principal, plus accrued interest, divided by a conversion price of $.3183 per share as may be adjusted from time to time, of which only 75 percent are convertible unless the shareholders approve Proposal Nos. 1 or 2 herein ("Convertible Debentures")and a warrant to purchase additional shares of Common Stock which is not exercisable unless the shareholders approve Proposal Nos. 1 or 2 herein (the "Warrant").

         Mr. Frawley's address is 89 South Street, Boston, MA  02211.

(3) Includes 2,500 shares of Common Stock subject to options that are exercisable within 60 days of January 9, 2002

(4) Includes 40,500 shares of Common Stock subject to options that are exercisable within 60 days of January 9, 2002.

(5) Includes shares of Series A Preferred Stock ("Preferred Stock") held by InSight Venture Partners IV, L.P., InSight Venture Partners (Cayman) IV, L.P., InSight Venture Partners IV (Fund B), L.P., and InSight Venture Partners IV (Co-Investors), L.P. The InSight entities are referred to collectively as "InSight". Dividends on the shares of Preferred Stock accrue daily at a rate of 10 percent per annum and compound quarterly. Insight has voting rights over these shares on an "as if" converted basis and these shares are convertible into 6,488,781 shares of Common Stock within 60 days of January 9, 2002 unless shareholders approve Proposal No. 4 herein. Mr. Parekh disclaims beneficial ownership of these shares except to the extent of his pecuniary interest as a managing director of InSight.

         Also includes 27,667,312 shares exercisable within 60 days of January 9, 2002 held by InSight Venture Partners IV, L.P. in the form of Convertible Debentures, 3,802,762 shares exercisable within 60 days of January 9, 2002 held by InSight Venture Partners (Cayman) IV, L.P. in the form of Convertible Debentures, 238,193 shares exercisable within 60 days of January 9, 2002 held by InSight Venture Partners IV (Fund
         B), L.P. in the form of Convertible Debentures, and 4,379,784 shares exercisable within 60 days of January 9, 2002 held by InSight Venture Partners IV (Co-Investors), L.P in the form of Convertible Debentures. Pursuant to a Securities Purchase Agreement entered into with the Company on August 29, 2001, InSight owns Convertible Debentures of which only 75 percent are convertible unless the shareholders approve Proposal Nos. 1 or 2 herein and a Warrant to purchase additional shares of Common Stock which is not exercisable unless the shareholders approve Proposal Nos. 1 or 2 herein.

         InSight's address is 680 Fifth Avenue, Eighth Floor, New York, New York, 10019.

(6) Includes 152,861 shares of Common Stock subject to options that are exercisable within 60 days of January 9, 2002.

(7) Includes 243,750 shares of Common Stock subject to options that are exercisable within 60 days of January 9, 2002.

(8) Includes 168,755 shares of Common Stock subject to options that are exercisable within 60 days of January 9, 2002.

(9) Includes 21,468,917 shares of Common Stock subject to conversion within 60 days of January 9, 2002. Pursuant to a Securities Purchase Agreement entered into with the Company on August 29, 2001, THK Private Equities owns Convertible Debentures of which only 75 percent are convertible unless the shareholders approve Proposal Nos. 1 or 2 herein and a Warrant to purchase additional shares of Common Stock which is not exercisable unless the shareholders approve Proposal Nos. 1 or 2 herein. THK Private Equities' address is 1730 So. El Camino Real, Suite 400, San Mateo, CA 94402, Attn: Theodore H. Kruttschnitt, Principal.

(10) Includes 12,904,755 shares of Common Stock subject to conversion within 60 days of January 9, 2002. Pursuant to a Securities Purchase Agreement entered into with the Company on August 29, 2001, Boston Pipes LLC owns Convertible Debentures of which only 75 percent are convertible unless the shareholders approve Proposal Nos. 1 or 2 herein and a Warrant to purchase additional shares of Common Stock which is not exercisable unless the shareholders approve Proposal Nos. 1 or 2 herein. Boston Pipes, LLC's address is 2373 Broadway, Suite 1208, New York, NY 10024,
         Attn: Jacob Goldfield.

(11)     See Footnote (5) for information regarding Insight Venture Partners.

VOTING POWER AND POTENTIAL CHANGE IN CONTROL

         If Proposals herein are approved, the holders of the Convertible Debentures and Warrants will hold securities that are immediately convertible or exercisable into approximately 79 percent of the Company's voting shares (assuming the approval of Proposal No. 4 herein and assuming the conversion or exercise of the Convertible Debentures and Warrants issued in the August 29, 2001 financing).

         Additionally, if the Proposals herein are approved, Insight will hold securities that are immediately convertible or exercisable into approximately 44 percent of the Company's voting shares (assuming the approval of Proposal No. 4 herein and assuming the conversion or exercise of the Convertible Debentures and Warrants issued in the August 29, 2001 financing). Mr. Parekh is currently a member of the Company's Board of Directors and may be considered an interested director with regard to the Proposals set forth herein via his position as a managing director of Insight.

         The current conversion or exercise prices for the Convertible Debentures, Warrants, and the shares of Preferred Stock range from $.3183 to $.33

                                 PROPOSAL NO. 1
              APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
               TO EFFECT ONE OF THE FOLLOWING REVERSE STOCK SPLITS

GENERAL

         On September 27, 2001 the Company's Board of Directors approved and recommended to the shareholders that they approve separate amendments to the Company's Certificate of Incorporation to provide the Company with the option to effect one or more reverse stock splits of the issued and outstanding Common Stock at ratios of ten-to-one, twenty-to-one, thirty-to-one, and forty-to-one, if the Board of Directors determines that any such action is necessary and in the best interests of the Company and its shareholders. If implemented, the Company would continue to have 150,000,000 authorized shares of Common Stock after a reverse stock split. The decision of whether to implement a reverse stock split, if authorized by the shareholders, will be determined by the Company's Board of Directors in its sole discretion.

         NOTE THAT A VOTE FOR THIS PROPOSAL NO. 1 WILL ALLOW THE BOARD TO SELECT ONE, AND ONLY ONE, OF THE REVERSE STOCK SPLIT ALTERNATIVES, AND ONLY IF IT DETERMINES THAT A REVERSE STOCK SPLIT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS.

         ADDITIONALLY, IF BOTH PROPOSAL NOS. 1 AND 2 ARE APPROVED BY THE SHAREHOLDERS AT THE MEETING, ONLY ONE OF THE PROPOSALS WILL BE IMPLEMENTED. IF THE BOARD DETERMINES THAT THE IMPLEMENTATION OF A REVERSE STOCK SPLIT IS APPROPRIATE, THEN PROPOSAL NO. 2 DESCRIBED BELOW WILL NOT BE IMPLEMENTED. IF THE BOARD DETERMINES THAT THE IMPLEMENTATION OF A REVERSE STOCK SPLIT IS NOT APPROPRIATE, THEN PROPOSAL NO. 2 WILL BE IMPLEMENTED.

THE REVERSE STOCK SPLIT

         If the shareholders approve the reverse stock split, and if management and the Board determine that that the implementation thereof is in the best interests of the Company and its shareholders, then management intends to effect the reverse stock split as soon as practicable subsequent to receiving the requisite shareholder approval and will notify shareholders of the effectiveness of the reverse stock split by a press release. The Board of Directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to abandon the reverse stock split, if, at any time prior to filing the Certificate of Amendment with the Delaware Secretary of State, the Board of Directors, in its sole discretion, determines that the reverse stock split is no longer in the best interests of the Company and its shareholders.

REASONS FOR THE REVERSE STOCK SPLIT

         The primary reason for the reverse stock split is to is to combine the outstanding shares of Common Stock in order to increase the price per share of the Common Stock above the minimum bid requirement of $1.00 per share required by The Nasdaq Stock Market, Inc. ("Nasdaq"). The Common Stock is quoted on The Nasdaq National Market.

         The Company received a letter dated August 15, 2001, from the staff of Nasdaq (the "Staff") advising the Company that the bid price for its Common Stock had been below $1.00 per share for a period of thirty consecutive trading days. The Staff further advised the Company that it would be given a period of ninety days within which to comply with the minimum bid price requirement in order to maintain its listing on The Nasdaq National Market. In response to the extraordinary market conditions following the tragedy of September 11, 2001, Nasdaq implemented a temporary across-the-board moratorium on the minimum bid requirements for continued listing on Nasdaq through January 2, 2002. This moratorium has since been lifted. To date, the Company has not received any further guidance from the Staff regarding its compliance or lack thereof with the minimum bid price requirement.

         The Company believes that, if the reverse stock split is implemented, it is likely that the closing bid price of the Common Stock will increase above $1.00 and the Company would be in compliance with the minimum bid price requirement. The reverse stock split would decrease the number of issued and outstanding shares of Common Stock, presumably increasing the per share market price of the Common Stock; however, the price per share of the Common Stock is also based on our financial performance and other factors, some of which may be unrelated to the number of shares outstanding. Accordingly, there can be no assurance that the closing bid price of the Common Stock after the reverse stock split will increase in an amount proportionate to the decrease in the number of issued and outstanding shares or will increase at all or that any increase can be sustained for a prolonged period of time. Furthermore, even if the closing bid price of the Common Stock increases to above $1.00, there can be no assurance that the Company will be able to maintain compliance with all of the requirements of The Nasdaq National Market maintenance standards. If the Company fails to maintain compliance with one or more of these requirements, the Common Stock would be subject to delisting from The Nasdaq National Market. Although the Company believes that the reverse stock split will have no detrimental effect on the total value of the Common Stock there can be no assurance that the total value of the Common Stock after the reverse stock split will be the same as before. To the extent that a shareholder's holding is reduced by reason of the reverse stock split to less than 100 shares of Common Stock, the brokerage fees for the sale of such shares will in all likelihood be higher than the brokerage fees applicable to the sale of round lots of shares. The Company believes that the long-term interests of our shareholders are best served by maintaining a Nasdaq listing for the Company's shares. The reasoning is as follows:

         |X| A listing will preserve liquidity. The Company is actively traded so listing will help retain market makers. As The Nasdaq National Market is regulated, market makers tend to adhere to standards which result in tighter spreads, reduced volatility and greater depth of supply and demand. All these factors contribute to the perception and reality of enhanced liquidity which is important to attracting new shareholders and equally important to existing shareholders.
         |X| A listing will sustain visibility to the investment community. If our listing is maintained, our share price will be quoted daily in The Wall Street Journal.

         |X| A listing will enhance credibility with investors and customers. The fact that Nasdaq has reviewed the Company's plan and chosen to permit continued listing is a positive comment on the viability of the plan.
         |X| A listing will create acquisition currency. If our shares are not listed, it will be increasingly difficult to persuade acquisition targets to accept the Company shares.
         |X| A listing will expand the universe of potential investors. Many individual and institutional investors will not buy unlisted shares.
         |X|  A listing will enhance access to capital.
         |X| A listing, once lost, is more difficult to regain than it is to maintain.
         |X| The alternative to a Nasdaq listing is the Over-the-Counter Bulletin Board. With regard to market makers and liquidity, the Over-the-Counter Bulletin Board lacks the status and recognition inherent in a Nasdaq listing.

         IN ADDITION TO THE REASONS ARTICULATED ABOVE, ACCORDING TO THE TERMS OF A SECURITIES PURCHASE AGREEMENT, DATED AS OF AUGUST 29, 2001, AMONG THE COMPANY AND THE PURCHASERS IDENTIFIED THEREIN, THE INTEREST RATE APPLICABLE TO THE CONVERTIBLE DEBENTURES HAS INCREASED TO A RATE OF TWENTY PERCENT (20%) PER ANNUM. IF THIS PROPOSAL IS APPROVED, THE INCREASE IN AUTHORIZED SHARES OF COMMON STOCK WOULD ENSURE THAT SUFFICIENT COMMON STOCK IS AVAILABLE FOR THE CONVERSION OF ALL OF THE OUTSTANDING CONVERTIBLE DEBENTURES AND WARRANTS AND THE INTEREST RATE APPLICABLE TO THE CONVERTIBLE DEBENTURES WOULD DECREASE TO A RATE OF TWELVE PERCENT (12%) PER ANNUM.


IMPLEMENTATION OF THE REVERSE STOCK SPLIT

         Pursuant to the reverse stock split, each holder of forty shares, thirty shares, twenty shares or ten shares, as the case may be, of Common Stock, immediately prior to the effectiveness of the reverse stock split would become the holder of one share of Common Stock. The reverse stock split will become effective after the Company files the Certificate of Amendment with the Delaware Secretary of State. If the reverse stock split is approved by the shareholders, the Board of Directors intends to cause the Certificate of Amendment to be filed as soon as practicable after the date of the meeting. However, notwithstanding approval by the shareholders, the Board of Directors may elect not to file, or to delay the filing of, the Certificate of Amendment, if the Board of Directors determines that filing the Certificate of Amendment would not be in the best interest of the Company or its shareholders at such time.


EFFECTS OF THE REVERSE STOCK SPLIT

         With the exception of the number of issued and outstanding shares, the rights and preferences of the shares of Common Stock prior and subsequent to the reverse stock split will remain the same. The reverse stock split may result in some shareholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in "round-lots" of even multiples of 100 shares. The per share par value of the Common Stock will not change as a result of the reverse stock split. In addition, at the effective time each option and warrant to purchase Common Stock and any other convertible security outstanding on the effective time will be adjusted so that the number of shares of Common Stock issuable upon their exercise shall be divided by forty, thirty, twenty or ten, as the case may be, (and corresponding adjustments will be made to the number of shares vested under each outstanding option) and the exercise price of each option and warrant shall be multiplied by forty, thirty, twenty or ten, as the case may be. No fractional shares will be issued upon the reverse split. In lieu thereof, the Company will pay each holder of a fractional interest an amount in cash equal to the value of such fractional interest as described herein.

         The following table sets forth the number of shares of Common Stock (based on the 34,373,820 shares of Common Stock outstanding as of January 9, 2002) that would be outstanding immediately after each of the reverse stock splits. The table does not attempt to account for rounding up as a result of fractional shares.


      --------------------------------------- ----------------------------------- ----------------------------------
                                                    Shares of Common Stock             Shares of Common Stock
           Ratio of Reverse Stock Split            Outstanding Before Split            Outstanding After Split
      --------------------------------------- ----------------------------------- ----------------------------------
       None                                                         34,373,820                         34,373,820
      --------------------------------------- ----------------------------------- ----------------------------------
       Ten-for-one                                                  34,373,820                          3,437,382
      --------------------------------------- ----------------------------------- ----------------------------------
       Twenty-for-one                                               34,373,820                          1,718,691
      --------------------------------------- ----------------------------------- ----------------------------------
       Thirty-for-one                                               34,373,820                          1,145,794
      --------------------------------------- ----------------------------------- ----------------------------------
       Forty-for-one                                                34,373,820                            859,345
      --------------------------------------- ----------------------------------- ----------------------------------

         For example, if a shareholder owns 10,000 shares of Common Stock before a reverse stock split, after a reverse stock split he would own 1000 shares in the case of a ten-for-one reverse split, 500 shares in the case of a twenty-for-one reverse split, 333 shares in the case of a thirty-for-one reverse split, and 250 shares in the case of a forty-for-one reverse split.


NO PLANS TO TAKE THE COMPANY PRIVATE

         At the current time, the Company has no plans to participate in any transaction for the purpose of taking the Company private.

EXCHANGE OF STOCK CERTIFICATES

         Upon the effectiveness of the Certificate of Amendment, the reverse stock split will occur without any further action on the part of shareholders and without regard to the date or dates on which the stock certificates are physically surrendered in exchange for certificates representing the number of shares of new Common Stock such shareholders are entitled to receive as a consequence of the reverse stock split. As soon as possible after the effectiveness of the reverse stock split, holders of Common Stock will be notified and requested to surrender their present stock certificates for new certificates representing the number of whole shares of Common Stock into which such shares have been converted as a result of the reverse stock split. Until so surrendered, each current certificate representing shares of Common Stock will be deemed for all corporate purposes after the effectiveness of the reverse stock split to evidence ownership of Common Stock in the appropriately reduced whole number of shares. No service charges will be payable by holders of shares of Common Stock in connection with the exchange of certificates. All of such expenses will be borne by the Company. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

FRACTIONAL SHARES

         No fractional share certificates for Common Stock will be issued in connection with the reverse stock split, but in lieu thereof, the aggregate number of whole shares resulting from the combination of all fractional shares otherwise issuable will be sold by the Company in public or private transactions as soon as practicable after the effective date on the basis of prevailing market prices of the Common Stock at the time of sale. After the effective date, the Company will pay shareholders entitled to receive a fractional share cash in lieu of their fractional interests upon surrender of their stock certificates. No service charges or brokerage commissions will be payable by shareholders in connection with the sale of fractional interests, all of which costs will be borne by the Company. Shareholders will not be entitled to receive cash for any whole new shares of Common Stock into which their current shares are converted.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

         The following is a summary of the material federal income tax consequences of a reverse stock split to a shareholder and is for general information purposes only. Shareholders should consult their own tax advisors as to any federal, state, local and foreign tax effects of a reverse stock split in light of their individual circumstances. The change of the old amounts of Common Stock for the new amounts of Common Stock should not have material federal income tax consequences to shareholders. The change of the old amounts of Common Stock for the new amounts of Common Stock generally will not cause any gain or loss to be recognized by a shareholder, except for cash received for a fractional share. A shareholder who receives cash for a fractional share will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in the fractional share. The aggregate basis of the shares of the new amounts of Common Stock, including any fractional share for which a shareholder receives cash, will be the same as the aggregate basis of the old amounts of Common Stock held by the shareholder. A shareholder's holding period for shares of the new amounts of Common Stock will include the holding period for shares of the old amounts of Common Stock held by the shareholder if they are held as a capital asset at the effective time of the reverse stock split. EACH SHAREHOLDER SHOULD CONSULT WITH THE SHAREHOLDER'S OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF THE SHAREHOLDER'S PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAW.

ACCOUNTING EFFECTS OF THE REVERSE SPLIT

         Following the effective time, the par value of the Common Stock will remain the same. As a result, the Company's stated capital will be reduced and capital in excess of par value (paid-in capital) increased accordingly. Shareholders' equity will remain unchanged.

POTENTIAL ANTI-TAKEOVER EFFECT OF AUTHORIZED BUT UNISSUED SECURITIES

         The reverse stock split would result in a greater spread between the number of authorized shares and the number of outstanding shares. The issuance of shares of Common Stock under particular circumstances may have the effect of discouraging an attempt to change control of the Company, especially in the event of a hostile takeover bid. The increase in the spread between authorized and issued (and committed) Common Stock recommended by the Board of Directors could have the overall effect of rendering more difficult the accomplishment of an acquisition of the Company, and to make more dfficult the removal of incumbent management. Common Stock would be authorized to be issued in the discretion of the Board without shareholder approval of each issuance. The proportionate increase in the authorized number of shares of Common Stock could have an advantage of permitting us to issue shares for other purposes that could improve our financial position. However, the proportionately larger spread between authorized shares and outstanding (or committed) shares might be used to increase the stock ownership or voting rights of persons seeking to obtain control of the Company, and this anti-takeover effect could benefit incumbent management at the expense of the shareholders. Issuance of additional shares also could have the effect of diluting any earnings per share and book value per share of shares outstanding of Common Stock.

         We may issue new securities without first offering them to shareholders. The holders of shares of Common Stock have no preemptive rights. Preemptive rights would have given shareholders a right to purchase pro rata new securities issued by us. Preemptive rights protect such holders from dilution to some extent by allowing holders to purchase shares according to their percentage ownership in each issuance of new securities. Therefore, we may issue our shares in a manner that dilutes our current shareholders.

NO DISSENTER'S RIGHTS

         Under Delaware law, the Company's Certificate of Incorporation or the Company's By-laws, shareholders are not entitled to dissenter's rights of appraisal with respect to a reverse stock split.

APPROVAL REQUIRED

         In order for the shareholders to authorize the reverse stock split, a majority of the shares of outstanding common stock entitled to vote at the meeting must vote in person or by proxy in favor of this proposal. Abstentions and shares held in street name that are not voted on this proposal will have the same effect as a vote against the proposal.

VOTING POWER AND POTENTIAL CHANGE IN CONTROL

         If this Proposal is approved, the holders of the Convertible Debentures and Warrants will hold securities that are immediately convertible or exercisable into approximately 79 percent of the Company's voting shares (assuming the approval of Proposal No. 4 herein and assuming the conversion or exercise of the Convertible Debentures and Warrants issued in the August 29, 2001 financing).

         If this Proposal is approved, Insight will hold securities that are immediately convertible or exercisable into approximately 44 percent of the Company's voting shares (assuming the approval of Proposal No. 4 herein and assuming the conversion or exercise of the Convertible Debentures and Warrants issued in the August 29, 2001 financing). Mr. Parekh is currently a member of the Company's Board of Directors and may be considered an interested director with regard to this Proposal via his position as a managing director of Insight.

         The current conversion or exercise prices for the Convertible Debentures and Warrants range from $.3183 to $.33



         THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL.


                                 PROPOSAL NO. 2

              APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
           TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         At the Meeting, the shareholders will be asked to consider and vote on a proposed amendment to Article IV of the Certificate of Incorporation of the Company as set forth in the Company's Amended and Restated Certificate of Incorporation. The amendment authorizes an increase in the number of shares of Common Stock from 150,000,000 to 400,000,000 and, as a result, increases the Company's total authorized shares of capital stock from 160,000,000 shares to 410,000,000. There is no proposal to increase the number of shares of Preferred Stock that the Company is authorized to issue, of which there are currently 10,000,000 shares.

         As of January 9, 2002, there were 34,373,820 shares of Common Stock outstanding and 5,325,645 shares of Preferred Stock outstanding.

         The Board of Directors unanimously approved this proposed amendment on November 7, 2001 and believes that the proposed increase in the number of shares of Common Stock is in the best interest of the Company and the shareholders and believes it is advisable to increase the number of shares of Common Stock to have such shares available for, among other things, stock splits, stock dividends, acquisitions, financing transactions, stock option plans, and other corporate purposes that may arise. Having this authorized stock available for issuance in the future will give the Company greater flexibility and will allow additional shares of stock to be issued without the expense and delay of a shareholders' meeting. This kind of delay might deny the Company the flexibility the Board of Directors views as important in facilitating the effective use of the Company's securities.

         IN ADDITION TO THE REASONS ARTICULATED ABOVE, ACCORDING TO THE TERMS OF A SECURITIES PURCHASE AGREEMENT, DATED AS OF AUGUST 29, 2001, AMONG THE COMPANY AND THE PURCHASERS IDENTIFIED THEREIN, THE INTEREST RATE APPLICABLE TO THE

CONVERTIBLE DEBENTURES HAS INCREASED TO A RATE OF TWENTY PERCENT (20%) PER ANNUM. IF THIS PROPOSAL IS APPROVED, THE INCREASE IN AUTHORIZED SHARES OF COMMON STOCK WOULD ENSURE THAT SUFFICIENT COMMON STOCK IS AVAILABLE FOR THE CONVERSION OF ALL OF THE OUTSTANDING CONVERTIBLE DEBENTURES AND WARRANTS AND THE INTEREST RATE APPLICABLE TO THE CONVERTIBLE DEBENTURES WOULD DECREASE TO A RATE OF TWELVE PERCENT (12%) PER ANNUM.

         The terms of the securities issued on August 29, 2001, are complex and only briefly summarized in this proxy statement. Shareholders wishing further information conerning the rights, preferences, and terms of the securities are referred to the full description thereof contained in the Company's Current Report on Form 8-K filed with the SEC on Septermber 10, 2001 and the exhibits to such report.

         The Company has no present commitments, agreements or intent to issue additional shares of Common Stock other than as outlined above. If the shareholders approve this Proposal, the additional authorized shares of Common Stock will be part of the existing class of Common Stock and will increase the number of shares available for issuance by the Company. If and when such Common Stock is issued, the proposed additional shares will have the same rights and privileges as the shares of Common Stock currently outstanding. This proposal will be implemented only in lieu of, and not in conjunction with, Proposal No.1 above.

         The issuance of additional shares of Common Stock could reduce existing shareholders' percentage ownership and voting power in the Company and, depending on the transaction in which the shares are issued, could affect the per share book value or other per share financial measures.

ANTI-TAKEOVER EFFECTS

         The proposal to increase the number of shares of Common Stock that the Company is authorized to issue could have a potential anti-takeover effect with respect to the Company, although the Company's management is not presenting the proposal for that reason and does not presently anticipate using the increased authorized shares for such purpose. The potential anti-takeover effect of the proposed amendment arises because the Company could issue additional shares of Common Stock, up to the total authorized number, thereby diluting the shareholdings and related voting rights of the existing shareholders in proportion to the number of any additional shares issued. The adoption of this proposal could make the accomplishment of a merger or tender offer more difficult even if it is favorable to the interests of sharholders and may have an adverse impact on shareholders who may want to participate in such a merger or tender offer. On the other hand, adoption of this proposal may be beneficial to management and the shareholders in a hostile tender offer situation. The proposal to increase the number of shares of Common Stock that the Company is authorized to issue is not in response to any accumulation of stock or threatened takeover. Rather, the proposal is intended to allow the Company to meet its contractual obligations and for other corporate purposes as described herein. The Company currently has no plans to implement any measures that would have material anti-takeover effects.

VOTE REQUIRED

         The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is required to approve this proposal.

VOTING POWER AND POTENTIAL CHANGE IN CONTROL

         If this Proposal is approved, the holders of the Convertible Debentures and Warrants will hold securities that are immediately convertible or exercisable into approximately 79 percent of the Company's voting shares (assuming the approval of Proposal No. 4 herein and assuming the conversion or exercise of the Convertible Debentures and Warrants issued in the August 29, 2001 financing).

         If this Proposal is approved, Insight will hold securities that are immediately convertible or exercisable into approximately 44 percent of the Company's voting shares (assuming the approval of Proposal No. 4 herein and assuming the conversion or exercise of the Convertible Debentures and Warrants issued in the August 29, 2001 financing). Mr. Parekh is currently a member of the Company's Board of Directors and may be considered an interested director in this Proposal via his position as a managing director of Insight.

         The current conversion or exercise prices for the Convertible Debentures and Warrants range from $.3183 to $.33


         THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL.



                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The table below sets forth certain compensation information for the fiscal years ended January 9, 2002, 2000, and 1999 with respect to the Company's Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers") whose 2001 compensation exceeded $100,000.


                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                            AWARDS
                                                          ANNUAL              -----------------------------------
                                                       COMPENSATION(1)            RESTRICTED        SECURITIES
             NAME AND                            -------------------------          STOCK           UNDERLYING         ALL OTHER
        PRINCIPAL POSITION          YEAR            SALARY       BONUS            AWARDS(2)         OPTIONS (3)       COMPENSATION
-----------------------------     ---------      ------------ ------------    ----------------    ---------------   ----------------
J. Chris Wagner                    2001(4)       $  90,627      $ 93,753              --            1,943,552              --
President and Chief                2000              --            --                 --                --                 --
Executive Officer                  1999              --            --                 --                --                 --

Andrew J. Frawley                  2001          $ 271,576      $ 75,000              --              250,000              --
Chairman of the Board              2000          $ 275,000      $ 21,700       $  1,179,628           250,000              --
                                   1999          $ 275,000      $ 55,000       $ 28,683,260           300,000              --

Tony Heywood                       2001          $ 187,679      $145,150             --               400,000              --
Sr Vice President,                 2000 (5)      $ 165,000      $ 50,003             --               400,000              --
International                      1999              --            --                --                 --                 --

F. Daniel Haley                    2001          $ 197,500      $  6,200             --               155,000              --
Chief Financial Officer            2000          $ 185,417      $ 10,850             --               110,000              --
                                   1999          $ 150,000      $ 48,653             --               120,000              --
N. Wayne Townsend                  2001          $ 172,812         --                --               145,000           $ 41,560 (6)
Sr Vice President,                 2000          $ 166,271      $ 18,081             --                70,000              --
Services                           1999          $ 134,375      $ 77,762       $   286,647             60,000              --
---------------

(1) Excludes certain perquisites and other benefits the amount of which did not exceed 10% of the employee's total salary and bonus.

(2) Represents the value of vested restricted stock at January 9, 2002, 2000 and 1999 using a fair market value for the Common Stock of $0.25, $1.22, and $27.94, per share, respectively.

(3) In December 2000, the Company offered employees the opportunity to participate in a program, pursuant to which each employee could elect to replace certain outstanding options with new options on a one-for-one basis. All options granted to executive officers in 2000 were cancelled and returned to the Company on December 15, 2000 pursuant to the program, and then re-issued on June 18, 2001 at an exercise price of $1.18 per share.

(4) Reflects compensation for Mr. Wagner from July 26, 2001, the date he began employment with the Company.

(5) Reflects compensation for Mr. Heywood from February 7, 2000, the date he began employment with the Company.

(6) Reflects commission and other payments made to Mr. Townsend during the 2001 calendar year.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2001.


                                  NUMBER OF         PERCENT (%)                                POTENTIAL REALIZABLE VALUE AT
                                  SECURITIES         OF TOTAL                                   ASSUMED ANNUAL RATES OF STOCK
                                  UNDERLYING         OPTIONS                                   PRICE APPRECIATION FOR OPTION
                                   OPTIONS          GRANTED TO      EXERCISE                               TERM
                                   GRANTED         EMPLOYEES IN      OR BASE      EXPIRATION
               NAME                (SHARES)        FISCAL 2001      PRICE (1)        DATE             5% ($) 10% ($)
--------------------------------------------------------------------------------------------------------------------------------

   J. Chris Wagner                 1,943,552           21.3         $  0.56        7/26/11         684,482        1,734,612

   Andrew J. Frawley (2)             250,000           2.7          $  1.18        6/18/11         185,524           208,406

   Tony Heywood (2)                  400,000           4.4          $  1.18        6/18/11         296,838           333,450

   N. Wayne Townsend (2)             145,000           1.6          $  1.18        6/18/11         107,604           120,875

   F. Daniel Haley (2)               155,000           1.7          $  1.18        6/18/11         115,025           129,212

----------

(1) The exercise price for the options was based on the market price of the underlying Common Stock on the date of issuance.

(2) In December 2000, the Company offered employees the opportunity to participate in a program, pursuant to which each employee could elect to replace certain outstanding options with new options on a one-for-one basis. All options granted to executive officers in 2000 were cancelled and returned to the Company on December 15, 2000 pursuant to the program, and then re-issued on June 18, 2001 at an exercise price of $1.18 per share.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the stock options exercised during the fiscal year ended December 31, 2001, and the unexercised stock options held at the end of such fiscal year by the Named Executive Officers.


                                                       NUMBER OF SECURITIES UNDERLYING
                                                                 UNEXERCISED                 VALUE OF UNEXERCISED
                                                               OPTIONS HELD AT               IN-THE-MONEY OPTIONS
                                                             JANUARY 9, 2002(1)               JANUARY 9, 2002(2)
                                                   ------------------------------------------------------------------
                            SHARES
                           ACQUIRED       VALUE       EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
          NAME           ON EXERCISE    REALIZED
---------------------------------------------------------------------------------------------------------------------

J. Chris Wagner                --            --              --          1,943,552           --              $ 0

Andrew J. Frawley              --            --           343,602          312,502          $ 0              $ 0

Tony Heywood                   --            --           168,755          231,245          $ 0              $ 0

N. Wayne Townsend              --            --           152,861          144,689          $ 0              $ 0

F. Daniel Haley                --            --           243,752           48,750          $ 0              $ 0


----------
(1) "Exercisable" refers to those options which were both exercisable and vested, while "Unexercisable" refers to those options which were unvested.

(2) Based on the difference between the aggregate exercise price and the closing price of the Common Stock of $0.25 per share on the Nasdaq National Market as of December 31, 2001.

COMPENSATION OF DIRECTORS

     Mr. Wagner and Mr. Frawley are full-time officers of the Company; Mr. Wagner receives no additional compensation for serving on the Board of Directors or its committees. No other director is a full-time officer or employee of the Company. The 1998 Director Stock Option Plan provides for the grant of stock options to non-employee directors; options to purchase 10,000 shares of Common Stock were issued to both Mr. Goodermote and Mr. Raghavendran during 2001. Mr. Parekh did not receive any compensation for his Directorship. The Company may enter from time to time into customary arrangements with respect to fees and other compensation (including expense reimbursement) for directors who are not employees of the Company or any of its subsidiaries.


EMPLOYMENT CONTRACTS

     Effective August 27, 2001 and continuing for a period of two years thereafter, Mr. Frawley entered into an employment agreement with the Company to serve as the Chairman of the Board of Directors and to assist the Chief Executive Officer in managing the Company's daily affairs. The agreement automatically and continuously renews for one year periods absent written notice of termination by Mr. Frawley or the Company 90 days in advance of any such annual renewal. The contract includes a base salary payment of $275,000, a minimum quarterly bonus payment of $37,500, and an incentive bonus award of up to $12,500 to be paid quarterly upon the Company's attainment of pre-determined EBITDA targets. The contract can be terminated with or without cause as provided in the contract.

     Effective July 26, 2001 and continuing for a period of two years thereafter, Mr. Wagner entered into an employment agreement with the Company to serve as the President and Chief Executive Officer and to serve on its Board of Directors. The agreement automatically and continuously renews for one year periods absent written notice of termination by Mr. Wagner or the Company 90 days in advance of any such annual renewal. The contract includes a base salary payment of $250,000, a minimum bonus payment of $250,000, and an incentive bonus award to be determined and paid annually at the discretion of the Board of Directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Audit Committee or the Compensation Committee is a past or current officer or employee of the Company.

                                 PROPOSAL NO. 3

                  APPROVAL OF AMENDMENT TO 1998 INCENTIVE PLAN

     On September 27, 2001, the Board of Directors increased the authorized number of shares of Common Stock reserved for issuance under the Company's 1998 Stock Incentive Plan (the "Plan") from 9,400,000 to 47,400,000. The Company, through the granting of incentive and nonstatutory stock options, provides incentives to key employees and other persons who provide services to the Company by enabling them to acquire or increase their proprietary interest in the Company. The Company believes that the latitude to issue additional stock options as both a retention mechanism and a recruiting tool is essential to the success of the Company.

     The affirmative vote of the holders of a majority of Common Stock present at the Meeting, in person or by proxy, is required to approve the amendment to the Plan.

SUMMARY DESCRIPTION OF THE 1998 STOCK INCENTIVE PLAN

     The Plan is administered by the Compensation Committee of the Board of Directors. Subject to the terms of the Plan, the Compensation Committee has complete authority to designate persons to receive awards, to grant the awards, to determine the form of the awards and to fix all terms of any awards granted. Incentive stock options, which are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), may be granted only to officers and other employees of the Company and must have an exercise price of not less than 100% of the fair market value of the Company's Common Stock on the date of grant (not less than 110% for incentive stock options granted to any 10% shareholder of the Company). The aggregate exercise price of the shares of Common Stock as to which an incentive stock option becomes exercisable in any calendar year may not exceed $100,000. The term of an incentive stock option may not exceed ten years (five years in the case of an incentive stock option granted to any 10% shareholder of the Company). Nonstatutory stock options may be granted on such terms (date of grant, vesting, number of shares and exercise price) as the Board may determine, subject to the terms of the Plan. Grants of restricted stock may be made to eligible persons and are evidenced by a restricted stock agreement, subject to the terms of the Plan. The Plan may be terminated or amended by the Board of Directors at any time, subject to any required regulatory approval. The shareholders of the Company must approve any amendment if such approval is required to comply with any applicable tax or regulatory requirement.

FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND THE PARTICIPANTS

     NONSTATUTORY OPTIONS. There are no Federal income tax consequences to the Company or the participants upon grant of nonstatutory options. Upon the exercise of such an award (or other realization event, such as the lapse of a forfeiture restriction), (i) the participant will recognize ordinary income in an amount equal to the amount by which the fair market value of the Common Stock acquired upon the exercise of such award exceeds the exercise price, if any, and
(ii) the Company will receive a corresponding deduction. A sale of Common Stock so acquired will give rise to a gain equal to the difference between the fair market value of the Common Stock on the exercise and sale dates.

     INCENTIVE STOCK OPTIONS. Except as noted below, there are no Federal income tax consequences to the Company or the participant upon grant or exercise of an incentive stock option. If the participant holds shares of Common Stock purchased pursuant to the exercise of an incentive stock option for at least two years after the date the option was granted and at least one year after the exercise of the option, the subsequent sale of Common Stock will give rise to a long-term capital gain or loss to the participant and no deduction will be available to the Company. If the participant sells the shares of Common Stock within two years after the date an incentive stock option is granted or within one year after the exercise of an option, the participant will recognize ordinary income in an amount equal to the difference between the fair market value at the exercise date and the option exercise price, and the Company will be entitled to an equivalent deduction. Some participants may have to pay alternative minimum tax upon exercise of an incentive stock option.

     RESTRICTED STOCK AWARDS. When a participant receives an award of restricted stock that is subject to a substantial risk of forfeiture, the participant will not have to report any taxable income except as follows: if (i) the participant makes an "83(b) election", at the date the participant receives the restricted stock award he or she will have to report compensation income equal to the difference between the value of the shares and the price paid for the shares, if any (value is determined without regard to the risk of forfeiture); and (ii) if the participant does not make an 83(b) election, at the date or dates the substantial risk of forfeiture that applies to the award expire, the participant will have to report compensation income equal to the difference between the then-value of the shares and the price paid for the shares, if any. Participants may have to report taxable gain or loss when they sell the shares they received as restricted stock awards.

     Although the foregoing summarizes the essential features of the Plan, it is qualified in its entirety by reference to the full text of the Plan as amended, which is attached as Exhibit 1 to this Proxy Statement.


                                NEW PLAN BENEFITS

                            1998 STOCK INCENTIVE PLAN

     The following table sets forth, as of January 9, 2002, the number of options to purchase Common Stock under the 1998 Stock Incentive Plan since the Plan was adopted by the Company by each of (i) the Company's Chief Executive Officer and its other four most highly compensated executive officers, (ii) all directors of the Company who are not executive officers of the Company as a group, (iii) all present executive officers of the Company as a group, and (iv) all employees of the Company, including all other current officers, as a group:


                                                                                              NUMBER
NAME AND POSITION                                                                            OF UNITS           DOLLAR VALUE(1)
-----------------                                                                            --------           ---------------
J. Chris Wagner, President and CEO                                                           1,943,552                 --
Andrew J. Frawley, Chairman of the Board....................................................   800,000                 --
N. Wayne Townsend, Senior Vice President, Services..........................................   275,000                 --
Tony Heywood, Senior Vice President International...........................................   700,000                 --
F. Daniel Haley, Chief Financial Officer....................................................   385,000                 --
All Directors who are not executive officers as a group                                         --                     --
All executive officers as a group                                                            4,553,802               $1,220
All employees of the Company who are not executive officers                                  4,007,732              $42,800

--------------------------

(1) Market value of underlying securities at December 31, 2001, minus the exercise price of "in-the-money" options.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.


                                 PROPOSAL NO. 4

TO APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF SHARES OF SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK AND AS DIVIDENDS THEREON.

     On January 10, 2001, (the "Original Issuance Date") the Company issued 5,325,645 shares of Preferred Stock, in a private placement to Insight for an aggregate purchase price of $6.725 million. Dividends accrue on the initial purchase price per share at an annual rate equal to ten percent, and are compounded quarterly. The purchasers may convert the Preferred Stock and any accrued dividends into Common Stock at any time. The conversion price, initially set as the initial purchase price per share of $1.2628 may be adjusted periodically as explained herein. In addition, the holders may require the Company to redeem any of the unconverted Preferred Stock at any time after January 10, 2004 or upon certain other events described in the Certificate of Designation of the Company relating to the Preferred Stock at a three percent premium to the initial purchase price per share plus accrued dividends.

     In accordance with Nasdaq Rule 4350(i), which generally requires shareholder approval for the issuance or potential issuance of securities representing twenty percent or more of an issuer's outstanding listed securities or twenty percent or more of the voting power outstanding before the Original Issuance Date, and under the terms of the agreement pursuant to which the Company sold the Preferred Stock, the Company must solicit shareholder approval for the issuance of shares of Common Stock upon conversion of or in lieu of cash dividends on the Preferred Stock, if the issuance thereof would have otherwise been limited by the rules of the Nasdaq Stock Market. Accordingly, absent shareholder approval, the Company can issue up to 6,488,781 shares of Common Stock upon conversion of the Preferred Stock, which number represents 19.9 percent of the shares of Common Stock outstanding on the Original Issuance Date. If the Company obtains shareholder approval, there is no limit on the number of shares that could be issued upon conversion of or in lieu of cash dividends on the Preferred Stock and such issuance of shares of Common Stock will no longer be subject to shareholder approval under Nasdaq Rule 4350(i). IF THE COMPANY DOES NOT OBTAIN SHAREHOLDER APPROVAL AND, THEREFORE, CANNOT ISSUE SHARES REPRESENTING TWENTY PERCENT OR MORE OF THE NUMBER OF SHARES OUTSTANDING DUE TO RESTRICTIONS RELATING TO NASDAQ RULE 4350(I) THAT THE COMPANY IS OTHERWISE CONTRACTUALLY REQUIRED TO ISSUE, THE COMPANY MAY, AS OF JANUARY 10, 2003, BE REQUIRED TO REDEEM ALL OR A PORTION OF THE OUTSTANDING PREFERRED STOCK.

The number of shares of Common Stock issuable upon conversion of each share of Preferred Stock is determined by dividing the original issuance price of such Preferred Stock plus accrued and unpaid dividends by the conversion price then in effect. The conversion price was initially set at $1.2628 and is adjusted on a weighted average basis if the Company issues any securities for a consideration per share less than the conversion price in effect immediately prior to such issuance. As a result of several issuances of securities after the sale of the Preferred Stock, the current conversion price is $.32103. As of January 9, 2002, the number of shares of Common Stock issuable upon conversion of the Preferred Stock is 23,117,896. Insight is the sole holder of the Preferred Stock. If this Proposal No. 4 is approved, Insight will be entitled to cast approximately 41 percent of the votes at any subsequent meeting of the Company's shareholders, absent approval of Proposal Nos. 1 or 2 herein. If this Proposal No. 4 and either Proposal No. 1 or No. 2 is approved, InSight will be entitled to cast approximately 44 percent of the votes at any subsequent meeting of the Company's shareholders Mr. Parekh is currently a member of the Company's Board of Directors and may be considered an interested director in this Proposal via his position as a managing director of InSight.

     In addition to the right to vote on an "as-if" converted basis, for as long as at least 25 percent of the Preferred Stock remains outstanding, the consent of the holders thereof is required to approve an acquisition by the Company, the creation of any subsidiaries, any changes in the certificate of incorporation of the Company that could materially adversely affect the holders of the Preferred Stock, any sales or other dispositions of assets exceeding certain dollar amounts, and other rights as set forth in the Certificate of Designation of the Preferred Stock. The terms of the Preferred Stock are complex and only briefly summarized in this proxy statement. Shareholders wanting further information concerning the rights, preferences and terms of the Preferred Stock are referred to the full description contained in the Company's Current Report on Form 8-K filed with the SEC on January 24, 2001 and the exhibits to such report.

VOTING POWER AND POTENTIAL CHANGE IN CONTROL

         If this Proposal is approved, Insight will hold securities that are immediately convertible or exercisable into approximately 44 percent of the Company's voting shares (assuming the approval of Proposal Nos. 1 and 2 herein and assuming the conversion or exercise of the Convertible Debentures and Warrants described therein). Mr. Parekh is currently a member of the Company's Board of Directors and may be considered an interested director in this Proposal via his position as a managing director of Insight.


THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 4 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                         FINANCIAL AND OTHER INFORMATION

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following tables present unaudited quarterly consolidated statement of operations data for each quarter in the eight quarters ended September 30, 2001. This data has been derived from unaudited consolidated financial statements that have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair presentation of such information. The Company believes that quarter-to-quarter comparisons of its financial results should not be relied upon as an indication of future performance, and operating results may fluctuate from quarter to quarter in the future.


                                                                                    QUARTER ENDED
                                         -------------------------------------------------------------------------------------------
                                            DEC. 31,   MAR. 31,   JUNE 30,    SEPT. 30,    DEC. 31,   MAR. 31,   JUNE 30,  SEPT. 30,
                                             1999       2000       2000        2000         2001       2001       2001       2000
                                             ----       ----       ----        ----         ----       ----       ----       ----
                                                                                   (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:

Revenues:
  Software license fees...................    $8,492   $10,262    $13,351     $5,940       $8,517     $9,045     $4,628     $3,623
  Services and maintenance................     4,891    4,900      6,287       6,549        5,770      6,715      6,179      5,485
                                              ------   ------     ------      ------       ------     ------     ------     ------
        Total revenues....................    13,383   15,162     19,638      12,489       14,287     15,760     10,807      9,108
Cost of revenues:
  Software license fees...................       206      141        221         164          250        203        298        47
  Services and maintenance................     3,083    3,343      4,147       5,896        5,089      4,514      4,601      3,205
                                              ------   ------     ------      ------       ------     ------     ------     ------
        Total cost of revenues............     3,289    3,484      4,368       6,060        5,339      4,717      4,899      3,252
                                              ------   ------     ------      ------       ------     ------     ------     ------
Gross profit..............................    10,094   11,678     15,270       6,429        8,948     11,043      5,908      5,856
Operating expenses:
  Sales and marketing.....................     4,103    4,841      6,188       7,424        9,387     10,280      9,448      5,301
  Research and development................     3,011    3,212      4,576       5,885        5,286      6,221      5,155      3,262
  General and administrative..............     1,542    1,945      2,250       6,356        3,563      4,241      5,417      4,319
  Amortization of goodwill and other
    intangibles from acquisitions                --      --        3,506       9,288        9,537      5,130      5,189      3,123
  Impairment of goodwill..................       --      --           --          --       76,604        --      19,349       --
  Amortization of MicroStrategy assets....       --     4,905      5,105       4,906        4,906      4,906      4,906      4,074
  Restructuring charge....................       --      --           --          --           --         --      7,460      8,404
  Cost of acquisition.....................       --      --           --          --           --         --         --         --
                                              ------   ------     ------      ------       ------     ------     ------     ------
        Total operating expenses..........     8,656   14,903     21,625      33,859      109,283     30,778     56,924     28,483
                                              ------   ------     ------      ------      -------     ------     ------     ------
Income (loss) from operations.............     1,438   (3,225)    (6,355)    (27,430)    (100,335)   (19,735)   (51,016)   (22,627)
Interest income (expense), net............       513     (170)      (303)       (545)        (617)      (541)    (1,671)    (2,523)
                                              ------   -------    -------     ------      -------     ------     ------     ------
Income (loss) before provision for
    income tax ...........................     1,951   (3,395)    (6,658)    (27,975)    (100,952)   (20,276)   (52,687)   (25,150)
                                              ------   -------    -------    --------    ---------   --------   --------   --------
Provision for income taxes................     1,201                                            9          6          6         21
                                              ------   --------  --------      ------       ------     ------     ------     ------
Net income (loss).........................    $  750   $(3,395)  $(6,658)   $(27,975)    $(100,961) $(20,282)  $(52,693)  $(25,171)
                                              ======   ========  ========   =========    ========== =========  =========  =========


Our quarterly and annual operating results have varied significantly in the past and are expected to do so in the future. Accordingly, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as predictors of future performance. See "Risk Factors -- Our quarterly operating results may fluctuate significantly and you should not rely on them to predict our future performance" in the Company's Form 10Q filed with the SEC on November 14, 2001 (the "10Q").

Representatives of our principal accountants, Arthur Andersen LLP, will not be present at the Meeting. Other financial information, including financial statements, management's discussion and analysis of financial condition and results of operations, and quantitative and qualitative disclosures about market risk, is incorporated herein by reference to the 10Q. The 10Q has been mailed to shareholders along with this Proxy Statement.



                              SHAREHOLDER PROPOSALS

     All shareholder proposals that are intended to be presented at the 2002 Annual Meeting of Shareholders of the Company must be received by the Company not later than February 25, 2002, for inclusion in the Board of Directors' proxy statement and form of proxy relating to such annual meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Meeting. However, if any other business properly comes before the Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.


                                       BY ORDER OF THE BOARD OF DIRECTORS


                                       /s/ J. CHRISTOPHER WAGNER
                                       -------------------------------------
                                       J. CHRISTOPHER WAGNER
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                       Exchange Applications, Inc.
                                       89 South Street
                                       Boston, MA  02111
January 23, 2002

                           EXCHANGE APPLICATIONS, INC.

                  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
              SPECIAL MEETING OF SHAREHOLDERS ON FEBRUARY 27, 2002

     The undersigned hereby appoints J. Chris Wagner and F. Daniel Haley and each of them proxies, each with power of substitution, to vote at the Special Meeting of Shareholders of EXCHANGE APPLICATIONS, INC. to be held on February 27, 2002 (including any adjournments or postponements thereof), with all the powers the undersigned would possess if personally present, as specified on the ballot below on the matters listed below and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.


                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

           DETACH HERE -----------------------------------------------

Detach card below, sign, date and mail in postage paid envelope provided.

                           EXCHANGE APPLICATIONS, INC.
                        89 South Street, Boston, MA 02111


[X] Please mark votes as in this example.


1. To consider and act upon a proposed amendment to the Company's Certificate of Incorporation, if the Board of Directors determines that such action is in the best interests of the Company and its shareholders, to amend the Company's Certificate of Incorporation to effect any one of the following reverse stock splits (this Proposal No. 1 will be implemented only in lieu of, and not in conjunction with, Proposal No. 2 below):

         (a) ten-for-one (10:1) reverse stock split,
         (b) twenty-for-one (20:1) reverse stock split,
         (c) thirty-for-one (30:1) reverse stock split, or
         (d) forty-for-one (40:1) reverse stock split.

FOR [_]
AGAINST [_]
ABSTAIN [_]

2. To consider and act upon a proposed amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock that the Company is authorized to issue from 150,000,000 to 400,000,000 (this Proposal No. 2 will be implemented only in lieu of, and not in conjunction with, Proposal No. 1 above).

FOR [_]
AGAINST [_]
ABSTAIN [_]


3. Proposal to ratify the amendment to the 1998 Stock Incentive Plan to increase the number of authorized shares.

FOR [_]
AGAINST [_]
ABSTAIN [_]


4. Proposal to approve the issuance of shares of Common Stock upon conversion of shares of Series A Convertible Reedemable Preferred Stock.

FOR [_]
AGAINST [_]
ABSTAIN [_]

MARK HERE FOR ADDRESS CHANGE AND [_] NOTE AT LEFT

This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no contrary specification is made, this proxy will be voted FOR Proposal Nos. 1, 2, 3 and 4 and upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof in the appointed proxies' discretion.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]

Please date, sign as name appears at left, and return this proxy in the enclosed envelope, whether or not you expect to attend the meeting. You ma nevertheless vote in person if you do attend.

(Executors, administrators, trustees, custodians, etc. should indicate capacity in which signing. When stock is held in the name of more than one person, each person should sign the proxy.

Signature
         -------------------

Date
    ------------------------